ARTS-GS -- Articles of Incorporation of a General Stock Corporation

Corporate Name

The name of the corporation is Xcelthera, Inc.

Corporate Purpose

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

Service of Process

Agent Name: Xuejun H Parsons

Agent Street Address: 4539 Donald Avenue, San Diego, CA 92117.

Corporate Address

Initial Street Address of Corporation: 4539 Donald Avenue, San Diego, CA 92117.

Initial Mailing Address of Corporation: 4539 Donald Avenue, San Diego, CA 92117.

Shares

A. This corporation is authorized to issue two classes of shares designated respectively Common Stock and Preferred Stock. The total number of shares of Common Stock which this corporation is authorized to issue is 50,000,000. The total number of shares of Preferred Stock which this corporation is authorized to issue is 10,000,000.

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is further authorized to determine or alter the rights, preferences, privileges, and restrictions of any unissued Preferred Stock or any unissued series of Preferred Stock, and to increase or decrease of the number of shares of any such series subsequent to the issuance of shares of that series.

C. The Common Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Common Stock and to determine the designation of any such series. The Board of Directors is further authorized to determine or alter the rights, preferences, privileges, and restrictions of any unissued Common Stock or any unissued series of Common Stock, and to increase or decrease of the number of shares of any such series subsequent to the issuance of shares of that series.

Incorporator,

/Xuejun H Parsons/

Xuejun H Parsons, PhD